Exhibit 99.1

Greenland Technologies Reports Fiscal First Quarter 2025 Results

● 1Q25 Revenue of 21.7 Million Compared to $22.7 Million in 1Q24

● Expanded Gross Margin by 580 Basis Points Year Over Year

● Reduces Operating Expenses by 50% Year Over Year

● Earnings Per Share Increases 61% Year Over Year

EAST WINDSOR, NJ – May 15, 2025 – Greenland Technologies Holding Corporation (Nasdaq: GTEC) (“Greenland” or the “Company”), a technology developer and manufacturer of electric industrial vehicles and drivetrain systems for material handling machineries and vehicles, today announced its audited financial results for the first quarter ended March 31, 2025, with earnings per share increasing 61% compared to the first quarter of 2024.

Raymond Wang, Chief Executive Officer of Greenland Technologies, commented, “Our performance this quarter reflects the strength of our operational discipline and the growing impact of our shift toward higher-value products. Despite a modest decline in revenue, we expanded gross margins by 580 basis points and increased our operating income by nearly 150% year-over-year. We believe that these results demonstrate our ability to execute strategically, reduce costs without compromising quality, and deliver strong bottom-line growth. As we continue investing in innovation and efficiency, I am more confident than ever in our trajectory for sustained, long-term value creation for shareholders.”

“I’m especially proud of how our team responded to market challenges with agility and precision. We reduced operating expenses by over 50%, improved our cost structure, and maintained our commitment to delivering excellence to our customers. Our strategic transition toward sophisticated, high-margin products in both our electric industrial vehicles and hydraulic transmission systems is already delivering impressive results. We believe this momentum is sustainable over the long-term, and it serves as a clear signal that we are building a more resilient, more profitable, and more innovative company for the future.”

“In today’s challenging macro environment, we understand that our customers face increasing complexity, including the evolving tariff dynamics. That’s why we are strengthening our role as a trusted partner, working closely with our customers, supply chain partners and service network to provide tailored, efficient solutions that help all of us stay competitive. At the same time, we are managing our global inventory and supply chain with discipline and foresight, ensuring that we remain agile, cost-effective, and well-positioned to meet customer demand.”

Fiscal First Quarter 2025 Financial Results

Greenland’s revenue was approximately $21.68 million for the three months ended March 31, 2025, representing a decrease of approximately $1.05 million, or 4.6%, as compared to approximately $22.72 million for the three months ended March 31, 2024. The decrease in revenue was primarily the result of a decrease of approximately $0.84 million in the Company’s sales volume of transmission products for the three months ended March 31, 2025. Excluding the impact of exchange rate fluctuation, our revenue for the three months ended March 31, 2025 decreased by approximately 4.5% as compared to the three months ended March 31, 2024.

The total cost of goods sold decreased by approximately $2.06 million, or 12.1%, to approximately $15.02 million for the three months ended March 31, 2025, as compared to approximately $17.08 million for the three months ended March 31, 2024.

Gross profit increased by approximately $1.01 million, or 18.0%, to approximately $6.66 million for the three months ended March 31, 2025, as compared to approximately $5.65 million for the three months ended March 31, 2024. For the three months ended March 31, 2025 and 2024, Greenland’s gross margins were approximately 30.7% and 24.9%, respectively. The increase in gross margins in the three months ended March 31, 2025 compared to the three months ended March 31, 2024 was primarily due to a shift in Greenland’s product mix towards higher value and more sophisticated products.

Total operating expenses were $1.85 million, a decrease of 50.2% from $3.72 million in the first quarter of 2024. The decrease was primarily due to lower advertising and marketing expenses, shipping fees, general and administrative expenses, and research and development expenses.

Income from operations for the three months ended March 31, 2025 was approximately $4.81 million, an increase of 149.6%, as compared to approximately $1.93 million for the three months ended March 31, 2024.

Net income was approximately $4.56 million for the three months ended March 31, 2025, representing an increase of approximately $0.99 million, as compared to approximately $3.57 million for the three months ended March 31, 2024. Net income per basic and diluted share was $0.29 for the three months ended March 31, 2025, as compared to $0.18 per basic and diluted share for the three months ended March 31, 2024.

As of March 31, 2025, Greenland had approximately $5.40 million of cash and cash equivalents, representing a decrease of approximately $1.26 million, or 18.86%, as compared to approximately $6.66 million as of December 31, 2024. The decrease of cash and cash equivalents was mainly due to an increase in accounts receivables and fixed deposit, as compared to as of December 31, 2024. As of March 31, 2025, Greenland had approximately $2.14 million of restricted cash, representing an increase of approximately $0.19 million, or 9.78%, as compared to approximately $1.95 million as of December 31, 2024.

As of March 31, 2025, Greenland had approximately $21.42 million of accounts receivables, an increase of approximately $5.63 million, or 35.63%, as compared to approximately $15.80 million as of December 31, 2024. The increase in accounts receivables was due to our slowed-down efforts in receivables collections.

As of March 31, 2025, Greenland had approximately $20.68 million of notes receivables, which Greenland expects to collect within the next twelve months. The decrease was approximately $2.05 million, or 9.04%, as compared to approximately $22.74 million as of December 31, 2024.

Greenland’s working capital was approximately $37.29 million as of March 31, 2025, as compared to $35.11 million as of December 31, 2024. The increase in working capital of $2.18 million was primarily due to an increase in accounts receivable.

About Greenland Technologies Holding Corporation

Greenland Technologies Holding Corporation (Nasdaq: GTEC) is a developer and a manufacturer of drivetrain systems for material handling machineries and electric vehicles, as well as electric industrial vehicles. Information on the Company’s clean industrial heavy equipment division can be found at HEVI Corp.

Safe Harbor Statement

This press release contains statements that may constitute “forward-looking statements.” Such statements reflect Greenland’s current views with respect to future events and are subject to such risks and uncertainties, many of which are beyond the control of Greenland, including those set forth in the Risk Factors section of Greenland’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Greenland’s expectations with respect to the success of Greenland’s business execution, ability to unlock shareholder value or its ability to grow its business as an integrated company. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Greenland does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

For more information, please contact:

Global IR Partners

David Pasquale

Phone: +1 914-337-8801

Email: GTEC@globalirpartners.com

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024

(UNAUDITED, IN U.S. DOLLARS)

	For the three months ended March 31,
	2025	2024
Revenues	$21,677,564	$22,723,591
Cost of goods sold	15,016,614	17,076,522
Gross profit	6,660,950	5,647,069
Selling expenses	331,809	549,496
General and administrative expenses	1,438,988	2,183,429
Research and development expenses	81,457	987,724
Total operating expenses	$1,852,254	$3,720,649
INCOME FROM OPERATIONS	$4,808,696	$1,926,420
Interest income	141,040	169,213
Interest expense	-	(43,840)
Change in fair value of the warrant liability	209,294	1,035,306
Other income	282,081	296,148
INCOME BEFORE INCOME TAX	$5,441,111	$3,383,247
INCOME TAX EXPENSE (BENEFIT)	878,275	(186,001)
NET INCOME	$4,562,836	$3,569,248
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	559,053	1,067,045
NET INCOME ATTRIBUTABLE TO GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES	$4,003,783	$2,502,203
OTHER COMPREHENSIVE INCOME (LOSS):	448,096	(908,762)
Unrealized foreign currency translation income (loss) attributable to Greenland Technologies Holding Corporation and subsidiaries	412,136	(653,808)
Unrealized foreign currency translation income (loss) attributable to non-controlling interest	35,960	(254,954)
Total comprehensive income attributable to Greenland Technologies Holding Corporation and subsidiaries	4,415,919	1,848,395
Total comprehensive income attributable to noncontrolling interest	595,013	812,091
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:	13,594,530	13,594,530
Basic and diluted	0.29	0.18

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2025 AND DECEMBER 31, 2024

(IN U.S. DOLLARS)

	March 31,	December 31,
	2025	2024
Current assets
Cash and cash equivalents	$5,403,254	$6,659,142
Restricted cash	2,143,594	1,952,653
Short Term Investment	14,758,761	18,535,354
Notes receivable	20,681,710	22,736,700
Accounts receivable, net	21,424,889	15,796,423
Inventories, net	23,944,050	23,378,090
Due from related parties-current, net	1,237,831	235,497
Advance to suppliers	1,927,020	1,810,157
Prepayments and other current assets	1,946,771	1,542,743
Total Current Assets	$93,467,880	$92,646,759

Non-current asset
Property, plant, equipment and construction in progress, net	12,758,311	13,140,534
Land use rights, net	3,267,997	3,269,999
Intangible assets	66,729	89,959
Deferred tax assets	428,989	426,485
Right-of-use assets	1,540,415	1,624,290
Fixed deposit	6,932,149	4,130,514
Other non-current assets	187,127	247,655
Total non-current assets	$25,181,717	$22,929,436
TOTAL ASSETS	$118,649,597	$115,576,195
Current Liabilities
Notes payable-bank acceptance notes	$18,901,153	$19,366,241
Accounts payable	29,300,324	23,102,944
Taxes payables	1,476,209	1,200,681
Customer deposits	399,088	328,873
Due to related parties	3,831,580	9,037,543
Other current liabilities	1,746,387	3,985,008
Lease liabilities	527,361	516,673
Total current liabilities	$56,182,102	$57,537,963

Non-current liabilities
Lease liabilities	1,032,918	1,167,941
Deferred revenue	1,214,050	1,263,180
Warrant liability	2,128,929	2,338,223
Total non-current liabilities	$4,375,897	$4,769,344
TOTAL LIABILITIES	$60,557,999	$62,307,307

COMMITMENTS AND CONTINGENCIES	-	-
Shareholders’ equity
Ordinary shares, no par value, unlimited shares authorized; 13,594,530 and 13,594,530 shares issued and outstanding as of March 31, 2025 and December 31, 2024.	-	-
Additional paid-in capital	27,470,361	27,470,361
Statutory reserves	3,842,331	3,842,331
Retained earnings	36,605,888	32,602,105
Accumulated other comprehensive loss	(3,294,964)	(3,707,100)
Total shareholders’ equity	$64,623,616	$60,207,697
Non-controlling interest	(6,532,018)	(6,938,809)
TOTAL SHAREHOLDERS’ EQUITY	$58,091,598	$53,268,888

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$118,649,597	$115,576,195

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